Exhibit 15.1

December 22, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We are aware that our reports dated May 8, 2003, August 8, 2003 and November 7, 2003 on our reviews of interim financial information of Boston Edison Company for the three month period ended March 31, 2003, the three and six month periods ended June 30, 2003, and the three and nine month periods ended September 30, 2003, respectively, and included in the Company’s quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in this registration statement dated December 23, 2003.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts